Exhibit 10.5

Versartis, Inc.

Non-Employee Director Compensation Policy

Adopted by the Board:  March 3, 2014

Amended by the Compensation Committee:  May 21, 2015

The Board of Directors (the “Board”) of Versartis, Inc. (the “Company”) approved the following compensation policy (the “Policy”) for non-employee directors of the Company, effective upon the closing of the Company’s initial public offering. The Policy was amended by the Compensation Committee of the Board effective May 21, 2015. For purposes of this Policy, a “Non-Employee Director” is a director who has not served as an employee or executive officer of the Company or its affiliates or otherwise provided services to the Company or its affiliates in a capacity other than as a director during the preceding year.

1.	Cash Compensation. Each Non-Employee Directors will receive the following cash compensation:

a.

All Non-Employee Directors. Each Non-Employee Director will receive annual cash compensation in an amount equal to $35,000, accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her Board service.

b.

Chair or Executive Chair of the Board. In addition to the compensation provided under any other provision of this Policy, the chairperson or executive chairperson of the Board will receive annual cash compensation in an amount equal to $25,000, accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson or executive chairperson of the board of directors.

c.

Audit Committee Chair/Member. In addition to the compensation provided under any other provision of this Policy, the chairperson of the Audit Committee will receive annual cash compensation in an amount equal to $15,000 and each other member of the Audit Committee will receive annual cash compensation in an amount equal to $7,500, accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson or member, as applicable, of the Audit Committee.

d.

Compensation Committee Chair/Member. In addition to the compensation provided under any other provision of this Policy, the chairperson of the Compensation Committee will receive annual cash compensation in an amount equal to $15,000 and each other member of the Compensation Committee will receive annual cash compensation in an amount equal to $5,000, accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson or member, as applicable, of the Compensation Committee.

e.

Nominating and Corporate Governance Committee Chair/Member. In addition to the compensation provided under any other provision of this Policy, the chairperson of the Nominating and Corporate Governance Committee will receive annual cash compensation in an amount equal to $10,000 and each other member of the Nominating and Corporate Governance Committee will receive annual cash compensation in an amount equal to $3,500, accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson or member, as applicable, of the Nominating and Corporate Governance Committee.

2.

Equity Compensation. Each Non-Employee Director will receive the following equity awards under the Company’s 2014 Equity Incentive Plan (the “Plan”) as consideration for service on the Board, with the total grant date fair value of each such equity award being allocated 70% to a stock option and 30% to a Restricted Stock Unit (“RSU”). Each equity award granted under this Policy will be made in accordance with the Plan and will individually be approved by the Board or the Compensation Committee. Vesting of all equity awards granted under this Policy is subject to the applicable Non-Employee Director’s “Continuous Service” (as defined in the Plan) from the date of grant through each applicable vesting date. Each equity award granted under this Policy will be granted with an exercise price (if applicable) equal to the fair market value of the Company’s common stock on the date of grant and will be subject to the Company’s standard form of Option Agreement or Restricted Stock Unit Agreement (as applicable), as most recently adopted by the Board or Compensation Committee for use under this Policy. Whenever this Policy requires a determination of the number of shares to be covered by an equity award, the Board or Compensation Committee will make such determination based on the dollar value of the equity award specified in this Policy and the valuation methodology customarily employed by the Board or Compensation Committee in determining equity awards to be granted to Company executives and employees.

a.

New Non-Employee Directors Equity Awards. For each new Non-Employee Director who joins the Board, the Board or Compensation Committee will grant such new Non-Employee Director initial equity awards (the “New Non-Employee Directors Grants”) having a total grant date fair value of approximately $454,000. Each such equity award will vest, subject to Continuous Service, on an annual basis for the four-year period following the date of grant.

If a new Non-Employee Director is elected or appointed to the Board at a time other than at the annual stockholder meeting, then, in addition to the New Non-Employee Director Grants, the Board or Compensation Committee will grant the new Non-Employee Director equity awards having a total grant date fair value approximately equal to the product of $227,000 and a fraction with (i) a numerator equal to the number of days between the date of the Director’s initial election or appointment to the Board and the date which is the first anniversary of the date of the most recent annual stockholder meeting occurring before the new Non-Employee Director is elected or appointed to the Board, and (ii) a denominator equal to 365. (For example, if the last annual stockholder meeting was held on June 1, 2014, and a Director is appointed to the Board for the first time on August 1, 2014, such fraction would be 304/365.) Each such equity award will vest, subject to Continuous Service, on a cliff basis on the first anniversary of the date of the most recent annual stockholder meeting occurring before the new Non-Employee Director is elected or appointed to the Board.

b.

Annual Equity Awards. Each year, the Board or Compensation Committee will grant each continuing Non-Employee Director equity awards having a total grant date fair value of approximately $227,000. Such annual equity awards will ordinarily be approved in conjunction with the annual stockholder meeting, and each such equity award will vest, subject to Continuous Service, on a cliff basis on the earlier of (i) the next annual stockholder meeting after the annual stockholder meeting in conjunction with which it was granted and (ii) the first anniversary of the date of grant.

3.	Expenses. The Company will reimburse Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings.

4.

Philosophy. This Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board, or a duly authorized committee thereof, will generally review director compensation on an annual basis. This Policy, as amended from time to time, may take into account the time commitment expected of Non-Employee Directors, best practices in board member compensation, the economic position of the Company, broader economic conditions, market rates of board member compensation, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders. Under this Policy, Non-Employee Directors receive cash and equity compensation to recognize their day to day contributions, recognizing the level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on committees. Consistent with our philosophy on executive compensation, we believe that stock ownership by Non-Employee Directors provides an incentive to act to maximize long-term stockholder value instead of short-term gain. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. When options are granted, these options have an exercise price that is not less than the fair market value of the Company’s common stock on the date of grant, so that options provide a return only if the fair market value appreciates over the period in which the option vests and remains exercisable.